CORGI ETF TRUST I

AGREEMENT AND DECLARATION OF TRUST

Dated as of July 15, 2025

THIS AGREEMENT AND DECLARATION OF TRUST (this "Declaration") is executed pursuant to 12 Del. C. §§ 3801-3826 (the "Delaware Act") and constitutes the Trust's "governing instrument" within the meaning of § 3801(f) thereof, effective as of July 15, 2025, by the undersigned Trustees, to form and govern a Delaware statutory trust for the investment and reinvestment of funds contributed by its shareholders.

WHEREAS, the Trustees desire to organize a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) and to register the Trust as an open-end management investment company comprised of one or more series, each of which shall be classified as diversified or non-diversified within the meaning of Section 5(b) of the 1940 Act, as designated for that Series in its registration statement.

NOW, THEREFORE, the Trustees direct that a Certificate of Trust be filed with the Secretary of State of the State of Delaware and declare that all property contributed to the Trust shall be held and managed for the benefit of its shareholders under the terms set forth below.

The Trustees may, without shareholder authorization, change the name of the Trust or any Series and such change shall be effective upon the filing of an appropriate certificate of amendment with the Delaware Secretary of State; notice to affected shareholders shall be deemed given if the new name appears in any registration statement.

ARTICLE I - DEFINITIONS

Section 1. Name.

This Trust shall be known as "Corgi ETF Trust I," and the Trustees may conduct its business under that name or any other name they may adopt from time to time.

Section 2. Definitions.

Whenever used in this Declaration, unless the context otherwise requires, the following terms shall have the meanings assigned below.

(a) "1940 Act" means the Investment Company Act of 1940, as amended, together with all rules, regulations, interpretations, and any exemptive or other relief granted thereunder, each as may be amended from time to time.

(b) "Assets belonging to" means the property, rights and proceeds that Article IV, Section 6 attributes to that Series.

(c) "Business Day" means any day on which the New York Stock Exchange is open for regular trading, or such other day or days the Trustees specify for a particular Series.

(d) "By-Laws" refers to the rules of internal governance adopted and amended from time to time by the Trustees; taken together with this Declaration, those rules constitute the Trust's "governing instrument" for purposes of 12 Del. C. § 3801(c).

(e) "Certificate of Trust" means the Certificate of Trust of the Trust as filed with the Delaware Secretary of State, as amended or restated from time to time.

(f) "Class" signifies a subdivision of Shares of the Trust or of a Series created under Article IV, each Class representing the same portfolio but potentially having different fees, voting rights or other terms.

(g) "Commission" means the United States Securities and Exchange Commission and any successor agency thereto.

(h) "Covered Person" has the meaning provided in Article IX, Section 2.

(i) "Delaware Act" means Chapter 38 of Title 12 of the Delaware Code, commonly cited as the Delaware Statutory Trust Act, together with any amendments or successor provisions thereto.

(j) "Exchange" means a national securities exchange as defined in Section 2(a)(26) of the 1940 Act or Section 6 of the Securities Exchange Act of 1934.

(k) "Fundamental Policies" means the investment policies designated as fundamental in any registration statement of the Trust and amended only as permitted by the 1940 Act.

(l) "Interested Person" has the meaning assigned to that term in Section 2(a)(19) of the Investment Company Act of 1940, as amended.

(m) "Investment Adviser" or "Adviser" means any Person then serving as investment adviser to the Trust or a Series pursuant to an investment-advisory agreement approved in accordance with Section 15 of the 1940 Act.

(n) "Majority Shareholder Vote" means "the vote of a majority of the outstanding voting securities" as defined in the 1940 Act.

(o) "Net Asset Value per Share" means the net asset value of an Outstanding Share of any Series or Class, as determined by the Trustees in accordance with Article V, Section 6 (or any successor section dealing with NAV).

(p) "Outstanding Shares" means Shares recorded on the books of the Trust or its designated transfer agent as issued and outstanding, excluding any Shares that have been redeemed or otherwise reacquired by the Trust.

(q) "Person" means any natural person or legal entity, including corporations, partnerships (general or limited), limited-liability companies, business or statutory trusts (domestic or foreign), joint ventures, associations, estates, nominees, custodians, governmental or political subdivisions, agencies or instrumentalities thereof, acting in its own or any representative capacity.

(r) "Principal Underwriter" has the meaning assigned to that term in Section 2(a)(29) of the 1940 Act, as amended.

(s) "Series" means each separate series of Shares created pursuant to Article IV, having its own assets, liabilities and investment objective.

(t) "Shareholder" means any Person registered, in the books maintained for the Trust or the relevant Series, as the holder of Outstanding Shares.

(u) "Shares" means transferable units of beneficial interest of the Trust (or of any Series), of no par value unless otherwise determined by the Trustees, including fractions thereof.

(v) "Tax Code" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

(w) "Trust" means Corgi ETF Trust I, the Delaware statutory trust created by this Declaration and the Certificate of Trust.

(x) "Trust Property" means every asset, right or interest, real or personal, tangible or intangible, that is owned or held by or for the benefit of the Trust or any Series from time to time.

(y) "Trustees" means each Person then duly elected or appointed, qualified and serving as a trustee under Article II, acting in such capacity and not individually.

ARTICLE II - THE TRUSTEES

Section 1. Management of the Trust.

The business and affairs of the Trust shall be managed by, or under the direction of, the Trustees, who may exercise all powers necessary or convenient to carry out the purposes of the Trust in accordance with this Declaration, the Delaware Act, the 1940 Act, and other applicable law.

Section 2. Initial Trustees; Election and Number of Trustees.

The individual executing this Declaration shall serve as the initial Trustee. Thereafter, the number of Trustees shall be fixed from time to time by majority vote of the Trustees, provided that at least one (1) Trustee shall always serve. Except as otherwise required by the 1940 Act or this Declaration, Trustees shall be elected solely by the Trustees. The number of Trustees may be increased or decreased by Board resolution, provided that the composition at all times satisfies Section 10 of the 1940 Act (i.e., at least 40 percent of the Board must be Independent Trustees).

Section 3. Term of Office; Resignation and Removal of Trustees.

Each Trustee shall serve during the continued existence of the Trust and until the earliest of (a) the Trustee's death, resignation, retirement, or removal, or (b) the election and qualification of a successor. A Trustee may resign by written notice delivered to the Trust. A Trustee may be removed (i) with or without cause, by written instrument signed by at least a majority of the other Trustees, or (ii) by the affirmative vote of two-thirds (2/3) of the Outstanding Shares entitled to vote, consistent with Section 16(c) of the 1940 Act.

Section 4. Vacancies; Appointment of Trustees.

Whenever a vacancy exists in the collective body of Trustees in office pursuant to Article II, acting with the authority granted by this Declaration; due to death, resignation, removal, retirement, incapacity, or any other reason, the remaining Trustees shall, by majority vote, appoint a new Trustee to fill such vacancy. The appointment shall be effective immediately upon written acceptance by the appointed Trustee or at a subsequent date set by the Trustees. Trustees may anticipate future vacancies due to retirement, resignation, or otherwise, and appoint successor Trustees in advance, provided such appointments become effective only upon actual vacancy.

Section 5. Temporary Vacancy or Absence.

During any period when a Trustee is temporarily unable to fulfill their duties due to absence, incapacity, or vacancy, the remaining Trustees, regardless of their number, shall have full power to manage the Trust's affairs. In exercising authority under this Section the remaining Trustees may rely in good faith on the advice of counsel, auditors or other experts, and such reliance shall be conclusive evidence of reasonable care under § 3806(f) of the Delaware Act. In the extraordinary event that all Trustees simultaneously become unable to act, officers of the Trust shall have authority to appoint interim Trustees to restore proper governance as required under Section 16(a) of the 1940 Act.

Section 6. Actions by the Trustees.

Unless otherwise specified herein or in the By-Laws or required by applicable law, any action taken by the Trustees shall be valid if approved by a majority of Trustees present at a duly convened meeting where a quorum is present; a quorum shall consist of more than one-half of the number of Trustees then in office unless the By-Laws specify a higher percentage, or by written consent of the Trustees in the manner provided in the By-Laws. Trustees may meet by electronic or telephonic means if all participants can communicate effectively.

Section 7. Ownership of Trust Property.

Legal title to all Trust Property shall be vested exclusively in the Trust. The Trustees shall have the power to cause legal title of Trust Property to be held in the name of one or more Trustees or other designated persons as nominee, provided that beneficial ownership remains with the Trust. Upon resignation, death, or removal, a Trustee shall automatically cease to have any right, title, or interest in Trust Property, and such right, title, or interest shall vest in the remaining Trustees without further action.

Section 8. Effect of Trustees Not Serving.

The death, resignation, retirement, removal, incapacity, or refusal of any Trustee to serve shall not dissolve or terminate the Trust or revoke any action previously authorized by the Board. The authority of remaining Trustees shall continue in full effect, and such occurrence shall not impair the Trust's ability to continue its business or carry out its obligations.

Section 9. Trustees and Officers as Shareholders.

Trustees, officers, employees, or agents of the Trust, including their affiliates, may acquire, own, and dispose of Shares to the same extent as any other Shareholder, subject to compliance with applicable laws, rules, and regulations, including Trust policies on conflicts of interest and personal securities transactions.

Section 10. Trustee Compensation.

Each Trustee shall be entitled to such reasonable remuneration for serving as a Trustee, and to reimbursement of properly incurred expenses, as the Board may determine from time to time. Trustees may fix their own compensation from time to time, provided that no compensation shall be paid for services that duplicate those paid by any investment adviser or other service provider. Trustees compensated under any contract with the Trust's Adviser, Sub-Adviser, Distributor or other service provider shall not receive duplicative compensation from the Trust. No compensation shall accrue for any period after a Trustee's resignation, removal or retirement, except as the Board may expressly authorize for emeritus service.

ARTICLE III - POWERS OF THE TRUSTEES

Section 1. Powers.

The Trustees shall act as principals, independent of Shareholder control, and may take or omit any action and execute any contract or instrument they deem necessary, proper or desirable in managing the Trust or any Series, without regard to statutory or common-law limitations on trust investments.

(a) Operate as and carry on the business of an open-end management investment company registered under Section 8 of the 1940 Act and to exercise all powers necessary and proper to conduct such business;

(b) Subscribe for, invest in, reinvest in, purchase, hold, lend, pledge, mortgage, write options on, lease, sell, exchange or otherwise dispose of securities or other property of any kind permissible for registered investment companies, and exercise all rights of ownership with respect thereto.

(c) Adopt, amend or repeal By-Laws governing the conduct of Trust and Series business.

(d) Elect and remove officers and appoint, engage or dismiss such agents, independent contractors and service providers as the Trustees deem appropriate.

(e) Designate and compensate a Chief Compliance Officer and to adopt, implement and periodically review a compliance program in accordance with Rule 38a-1 under the 1940 Act;

(f) Employ one or more investment advisers, administrators, custodians, depositories, transfer agents, dividend-disbursing agents, shareholder-servicing agents, market makers, pricing agents and other persons or entities, and authorize each to employ sub-agents or sub-custodians, all on such terms as the Trustees determine.

(g) Engage one or more qualified custodians (including sub-custodians or index-receipt agents) and authorize participation in book-entry or other central securities systems, including the ability to appoint foreign sub-custodians consistent with Rules 17f-5 and 17f-7 under the 1940 Act.

(h) Retain transfer agents, dividend-disbursing, shareholder-servicing, accounting and similar agents, together with auditors, counsel, specialists, and (for exchange-traded series) market makers and IIV agents.

(i) Arrange for the distribution, listing, trading or delisting of Shares, whether through a principal underwriter, the Trust itself, or any other lawful method, including pursuant to Rule 12b-1 or similar plans.

(j) Pay or cause to be paid all expenses and liabilities of the Trust or any Series or Class, including compensation of Trustees, officers, employees and service providers.

(k) Fix record dates for any purpose consistent with this Declaration or the By-Laws.

(l) Maintain a registered office and agent in Delaware and elsewhere as the Trustees deem advisable.

(m) Delegate such authority (while retaining ultimate responsibility) to officers, committees, advisers, administrators, custodians, underwriters or other agents as the Trustees find appropriate.

(n) Sell, exchange, pledge or otherwise dispose of any Trust or Series assets.

(o) Vote, assent, or exercise any ownership rights concerning portfolio securities or other property, including executing proxies or powers of attorney.

(p) Exercise subscription, conversion or other rights arising from the Trust's holdings.

(q) Hold securities or other property in unaffiliated custodial, nominee, book-entry or bearer form, consistent with customary practice.

(r) Acquire, develop, improve, lease, encumber or dispose of real property, wherever situated, and construct or alter improvements thereon.

(s) Borrow money or otherwise obtain credit for any Trust purpose and secure obligations by pledging or mortgaging Trust or Series assets.

(t) Create, combine, redesignate or terminate Series or Classes and set their respective rights and preferences in accordance with Article IV.

(u) Interpret and construe the investment objectives, policies and limitations of each Series or Class and determine their application in any given circumstance.

(v) Allocate or apportion assets, liabilities, income and expenses among the Trust, any Series and any Class, provided that liabilities incurred by a particular Series or Class shall be satisfied solely from the assets of that Series or Class.

(w) Consent to, participate in or oppose any reorganization, consolidation, merger, bankruptcy or similar proceeding of any issuer whose securities are held by the Trust, and to exercise every attendant right.

(x) Settle, compromise, arbitrate or otherwise adjust claims in favor of or against the Trust or any Series, including tax controversies.

(y) Declare and pay dividends or other distributions of income, gains or other property, in cash or in kind.

(z) Subject to applicable law and Fundamental Policies, borrow money, obtain credit, employ leverage and secure obligations by pledging or otherwise encumbering Trust property, including via securities-lending or guarantees.

(aa) Set minimum investment or other Share-ownership conditions and compel redemption of Shares that fail to satisfy such conditions.

(bb) Establish committees, including an executive committee or special litigation committee; and delegate to them any powers the Trustees may lawfully delegate.

(cc) Issue, sell, repurchase, redeem, retire, hold, reissue, cancel or otherwise deal in Shares; to suspend or terminate offerings; and to merge, combine or reorganize Series or Classes, subject to Section 17(a) of the 1940 Act concerning transactions with affiliates.

(dd) Adopt, amend and administer trustee, officer, employee or agent benefit, incentive, bonus or retirement plans and to fund such plans with Trust assets.

(ee) Purchase and maintain insurance on behalf of the Trust, any Series or any Covered Person, and to provide indemnification or reimbursement to the fullest extent permitted by law.

(ff) Enter into joint ventures, partnerships, business trusts or other combinations or associations.

(gg) Endorse, guarantee or assume the obligations of others and to pledge Trust property as security for any such guarantee.

(hh) Collect all property due, prosecute or defend litigation, settle disputes and pay related expenses from Trust or Series assets.

(ii) Without shareholder approval unless required by the 1940 Act, invest assets of the Trust or any Series in one or more registered or unregistered investment companies or master funds, or to withdraw from such arrangements.

(jj) Enter into any contracts and engage in any lawful business or activity incidental or desirable to the exercise of any of the foregoing powers.

(kk) Exercise and enjoy, within or outside Delaware, all powers, rights and privileges granted to statutory trusts, and the enumeration of specific powers shall not limit the general powers so conferred.

(ll) Generally, to do any and all acts and exercise any and all powers necessary, suitable or desirable to carry out the purposes of the Trust, whether or not specifically enumerated herein.

The enumeration of powers above is illustrative and not limiting. All ambiguities in this Declaration shall be resolved broadly in favor of conferring authority on the Trustees. The Trust and each Series may invest without regard to investment-maturity considerations, and the Trustees need not obtain any court order to manage, dispose of, or otherwise act with respect to Trust Property.

Section 2. Certain Transactions.

Subject to the 1940 Act and any other applicable law, the Trustees may cause the Trust or any Series to purchase from, sell to, lend to, or otherwise transact with any Trustee, officer, Interested Person, or affiliate thereof, and may retain any such Person or entity to act as broker, custodian, legal counsel, investment adviser, administrator, distributor, transfer agent, or in any other capacity on customary terms.

ARTICLE IV - SERIES; CLASSES; SHARES

Section 1. Establishment of Series and Classes.

The Trust shall comprise one or more Series, each constituting a separate portfolio of assets and liabilities, as the Trustees may establish by written resolution incorporated herein by reference. The Trustees may create additional Series or classes of Shares, merge or terminate existing Series or classes, or redesignate any Series or class, all without Shareholder approval except to the extent required by the 1940 Act.

(a) Shares of a given Series represent proportionate, undivided beneficial interests only in the assets allocated to that Series. Except as the Trustees may expressly provide, all Shares of a Series (or of a class within that Series) shall be identical; however, the Trustees may allocate expenses, fees, voting rights, distribution policies, redemption fees, or other preferences exclusively to a particular class.

(b) The Series and classes listed on Schedule A are hereby designated the "Initial Series and Classes." Schedule A may be updated by the Trustees from time to time to reflect the creation, combination, or termination of any Series or class, and such changes shall become effective upon the Trustees' adoption of the relevant resolution without further action by the Shareholders; each update to Schedule A shall identify the adoption date so that regulatory filings may trace Series creation to the corresponding Board action.

Section 2. Shares.

(a) The beneficial interest in each Series is divided into an unlimited number of Shares of one or more Classes, all without par value and fully paid and non-assessable; and unless otherwise resolved by the Trustees the Shares shall be uncertificated and book-entry only The Trustees may, without Shareholder approval, issue, reissue, sell, or otherwise dispose of Shares (including fractional Shares), divide or combine Shares, classify or re-classify unissued Shares, and take any other action they deem advisable with respect to the Shares.

(b) Except as otherwise provided for distinct Classes, each Share of a Series represents an equal, undivided beneficial interest in the net assets of that Series and entitles the holder to a proportionate share of all dividends and other distributions. Upon redemption, the Shareholder is paid solely from the assets of the applicable Series.

(c) The Trust or its transfer agent shall maintain definitive records of Share ownership. Certificates need not be issued unless the Trustees determine otherwise. Each Shareholder, on request, must furnish information the Trustees deem necessary to comply with the Internal Revenue Code, other tax laws, or applicable regulations.

Section 3. Pre-emptive, Appraisal and Contract Rights.

No Shareholder has any preference, pre-emptive, appraisal, or similar right to acquire any Shares or other securities of the Trust or a Series, except to the extent expressly granted by the Trustees. No Shareholder shall have any appraisal rights with respect to its Shares, to the maximum extent permitted by the Delaware Act. The Trust's public filings do not create contractual rights between the Trust (or any Series) and its Shareholders.

Section 4. Investments in the Trust.

The Trustees may accept investments in any Series from any person, at such times, for such consideration (cash or securities permissible for that Series), and on such terms as they deem appropriate. Investments are credited at the next calculated Net Asset Value per Share unless the Trustees fix another value for initial capital. For each ETF Series the Trustees may require that purchases and redemptions be effected only in Creation Units; references herein to 'redemptions' shall include the redemption of Creation Units unless the context otherwise requires. The Trustees may refuse any investment at any time for any reason.

Section 5. Tax Status Elections.

The Trustees may, in their discretion and without Shareholder approval, cause the Trust or any Series to elect or terminate any tax classification or treatment (including, without limitation, status under Subchapter M of the Code) that the Trustees determine to be in the best interests of the Trust or the affected Series.

Section 6. Assets and Liabilities of Series and Classes.

All consideration received for Shares of a Series, together with all income, earnings, profits, and proceeds thereof, are irrevocably allocated to that Series. Notice of the series limitation on liabilities shall be printed, if certificates are ever issued, on the face or reverse of each certificate in accordance with § 3804(c) of the Delaware Act. Liabilities incurred by a particular Series or Class shall be enforceable only against the assets of that Series or Class, and no other Series or Class shall be liable therefor.

Section 7. Ownership and Transfer of Shares

(a) Record of Ownership. Ownership of every Share, classified by Series and Class, shall be recorded on the books of the Trust or its duly appointed transfer agent. Separate ledgers shall be maintained for each Series and Class.

(b) Certificates. Shares shall be uncertificated unless the Trustees authorize certificates and prescribe their form and safeguards.

(c) Transfers. A Share is transferable only upon presentation of proper instructions (and any certificate, if issued) to the Trust or its transfer agent, together with evidence of authority the Trustees may reasonably require. The transferee shall be registered promptly, and until such registration the transferor remains the Shareholder of record for all purposes.

(d) Legal Representatives. Persons acquiring Shares by operation of law (e.g., death or bankruptcy) shall be registered upon proof satisfactory to the Trust; until then, the prior holder remains the Shareholder of record.

(e) Regulatory or Tax Restrictions. To preserve the Trust's status under the Code and the 1940 Act, the Trustees may refuse to issue or transfer, or may compel redemption of, Shares that would result in a concentration or other condition contrary to such status.

(f) Shareholder Information. The Trustees may require each Shareholder to furnish an address and any additional information necessary for compliance with applicable law or Trust policies. No distribution or notice need be made until such information is provided.

Section 8. Status of Shares; Limitation of Shareholder Liability

(a) Personal Property. Each Share constitutes personal property conferring only the rights expressly set forth in this Declaration and the By-Laws. Share ownership does not give any right to specific Trust or Series property, to partition, or to an accounting.

(b) No Personal Liability. Shareholders shall not be personally liable for any debt, obligation, or liability of the Trust, a Series, or a Class, and no creditor may look beyond the assets allocated to the relevant Series or Class for satisfaction.

(c) Assent to Terms. By acquiring Shares, every Shareholder agrees to be bound by this Declaration and the By-Laws. The death, incapacity, or bankruptcy of a Shareholder does not affect the Trust or entitle any representative to an accounting beyond the rights afforded herein.

(d) Notice of Disclaimer. The Trustees may cause any instrument executed on behalf of the Trust or a Series to state that such instrument is executed by a trustee or officer in that capacity only and not individually, and that liability is limited to Trust or Series assets.

Section 9. Dividends, Distributions and Redemptions. No dividend, distribution or redemption may be effected except from assets properly allocable to the relevant Series or Class. The Trustees, in their sole discretion, determine what constitutes income or capital and may delegate the authority to declare and set the terms of any dividend or distribution.

Section 10. Fractions. Fractional Shares carry proportionate voting rights and entitlements to dividends, distributions and redemptions identical to those of whole Shares.

Section 11. Exchange Privilege. The Trustees may establish procedures allowing Shareholders to exchange Shares of one Series or Class for Shares of another Series or Class (or for interests in an affiliated investment vehicle) on such terms as they may prescribe, subject to the 1940 Act.

ARTICLE V - DISTRIBUTIONS, REDEMPTIONS AND NET ASSET VALUE

Section 1. Distributions.

(a) The Trustees may from time to time declare and pay cash or in-kind dividends or other distributions from the income, capital gains or other assets of the Trust or of any Series, in such amounts, at such intervals and on such record, declaration and payment dates as they deem prudent.

(b) Except as otherwise provided for a particular Series or Class, each distribution shall be allocated pro rata among Outstanding Shares of the relevant Series in proportion to the number of such Shares held on the applicable record date; Class-specific distributions shall be allocated solely among Shares of that Class.

(c) The Trustees may adopt, modify or terminate dividend-reinvestment, cash-dividend or similar programs and may make distributions in additional Shares to any extent permitted by law.

Section 2. Redemptions.

(a) Unless the Trustees have limited redemptions to Creation Units, any Shareholder may, on any Business Day, require the Trust to redeem all or part of the Shareholder's Shares of a Series at the Net Asset Value per Share next computed after receipt of a properly completed redemption request, less any redemption fee or other charge duly established by the Trustees.

(b) Redemption proceeds may be paid wholly in cash, wholly in securities, or partly in each, as the Trustees consider fair to remaining Shareholders. Payment shall be made within the period required by the 1940 Act; however, the Trustees may postpone payment or suspend the right of redemption to the extent permitted by that Act.

(c) For any Series whose Shares are redeemable only in Creation Units, an order to redeem less than one Creation Unit may, in the Trustees' discretion, be rejected or deferred until aggregate requests equal at least one full Creation Unit.

(d) The Trust may retain from redemption proceeds any amount owed by the redeeming Shareholder to the Trust, any Series or Class.

Section 3. Redemption by the Trust.

The Trustees may direct the compulsory redemption of Shares at the price that would apply to a voluntary redemption if they determine that (i) continued ownership could violate law or jeopardize the Trust's or a Series' status under the Code or the 1940 Act; (ii) the Shareholder has failed to satisfy identification, minimum-investment or other requirements; or (iii) such action is otherwise in the best interests of the Trust or the affected Series or Class.

Section 4. Sale of Shares at the Trust's Option.

If Shares remain unclaimed or uncertificated in an account for a period designated by the Trustees and the Shareholder fails to respond to reasonable outreach, the Trustees may authorize the sale of those Shares for the Shareholder's account; after deducting reasonable expenses, the net proceeds shall be remitted to the Shareholder's address of record, and all further rights in the sold Shares shall terminate.

Section 5. Prevention of Personal Holding Company Status.

To avoid classification as a "personal holding company" under Subchapter G of the Code, the Trustees may reject any purchase order, decline to register any transfer, or require the compulsory redemption of Shares, all as they deem necessary or advisable.

Section 6. Determination of Net Asset Value per Share.

(a) "Net Asset Value per Share" ("NAV") of each Series and Class shall be determined in accordance with valuation procedures adopted by the Trustees and disclosed in the Trust's registration statement

(b) Unless the Trustees determine otherwise, NAV shall be computed as of the close of regular trading on the principal exchange for the Series on each Business Day that such exchange is open, and at such additional times as the Trustees may designate.

(c) If Shares have been issued or redeemed at an NAV later determined to be erroneous, the Trustees may, in their discretion and in accordance with Commission guidance, authorize equitable adjustments or re-processing of those transactions.

Section 7. Suspension of Redemption Rights.

The right of redemption may be suspended, or the date of payment postponed, only:

(i) for any period during which the New York Stock Exchange is closed (other than customary weekend and holiday closings) or trading thereon is restricted;

(ii) for any period during which an emergency exists as a result of which disposal of the securities owned by the Trust or any Series is not reasonably practicable, or it is not reasonably practicable for the Trust or any Series fairly to determine the Net Asset Value of its Shares;

(iii) for any other period as the Commission may by order permit for the protection of Shareholders; or

(iv) as otherwise permitted by Section 22(e) of the 1940 Act and the rules thereunder.

For any Series whose Shares are redeemable only in Creation Units, any such suspension shall apply to Creation-Unit redemptions.

ARTICLE VI - SHAREHOLDERS' POWERS AND MEETINGS

Section 1. Voting Powers.

(a) Shareholders may vote only (i) on matters required by this Declaration, the By-Laws, the 1940 Act, the Delaware Act, or other applicable law, and (ii) on such additional matters as the Trustees expressly submit to Shareholder vote.

(b) Except as otherwise provided, each Share confers one vote (or, if the Trustees so resolve, one vote for each dollar of NAV) on every matter for which the Share is entitled to vote.

(c) All Shares vote together in the aggregate unless the Trustees determine, or the 1940 Act requires, that a matter affects only particular Series or Classes, in which case the affected Series or Classes vote separately.

(d) Voting is non-cumulative. Until Shares of a Series or Class are outstanding, the Trustees may exercise all Shareholder rights for that Series or Class. Treasury Shares carry no voting rights.

Section 2. Meetings of Shareholders.

(a) Annual and special meetings shall be called, noticed and conducted as provided in the By-Laws or as the Trustees otherwise determine.

(b) A quorum consists of Shareholders representing one-third (33.33%) of Outstanding Shares entitled to vote (applied Series- or Class-by-Series when voting separately).

(c) Unless a greater vote is required, a majority of Shares voted decides any matter; a plurality of Shares voted elects a Trustee.

(d) Any Shareholder meeting may be adjourned or postponed by the chair to any time or place without further notice if announced at the meeting, unless a new record date is fixed or the adjournment exceeds ninety (90) days.

(e) Unless otherwise required by the 1940 Act, any action that may be taken at a meeting of Shareholders may be taken without a meeting by the written consent of the holders of the number (or proportion) of Shares that would be necessary to approve the matter at a meeting, subject to such procedures as the Trustees may establish.

Section 3. Inspection of Records.

To the fullest extent permitted by law, Shareholders have no right to inspect Trust or Series books or records, except as expressly required by the Delaware Act or authorized by the Trustees; upon written request the Trust will furnish copies of its Certificate of Trust, this Declaration, the By-Laws and publicly available tax information.

Section 4. Derivative and Direct Actions.

(a)This Section is intended to enable bona-fide Shareholder claims while protecting the Trust and its Shareholders from meritless or duplicative litigation.

(b) A Shareholder (together with any co-plaintiffs) must have continuously owned-both at the time of the alleged wrong and throughout the litigation-at least ten percent (10%) of the Outstanding Shares of each Series or Class that would be affected by the proposed action.

(c) Before filing suit the Shareholder must deliver to the Board a written demand stating with reasonable particularity (i) the alleged breach or wrong, (ii) the relief sought and (iii) the basis for the Shareholder's standing. The Trustees, or a committee of independent Trustees, shall have not less than ninety (90) days to investigate the matter.

(d) If a majority of the independent Trustees, after such investigation, determine in good faith that the requested action is not in the best interests of the Trust or the affected Series or Class, that decision is binding unless the plaintiff proves that the Trustees failed to satisfy the standard of conduct in Article X, Section 2.

(e) A Shareholder may assert a direct claim only for an injury distinct from the injury suffered by Shareholders generally; claims that affect Shareholders proportionally must be brought derivatively under this Section.

(f) If a derivative or direct action is dismissed for failure to comply with this Section, the court may require the plaintiff Shareholder(s) to reimburse the Trust, Series or Class for its reasonable expenses, including attorneys' fees.

ARTICLE VII - CONTRACTS WITH SERVICE PROVIDERS

Section 1. Investment Adviser.

(a) The Trustees may, on behalf of the Trust or any Series, enter into one or more investment-advisery or management agreements for such compensation and on such terms as they deem reasonable, providing for portfolio management, research, voting of proxies and related services.

(b) Each agreement may authorize the Adviser, subject to Board oversight, to delegate duties to one or more qualified sub-advisers. Every Adviser and sub-adviser must be registered or exempt under the Investment Advisers Act of 1940 and shall act as a fiduciary to the Trust.

(c) Every advisory contract shall comply with Section 15 of the 1940 Act, including requirements for initial approval, annual renewal, assignment and termination without penalty on sixty (60) days' written notice.

Section 2. Principal Underwriter / Distributor.

(a) The Trustees may appoint one or more Persons as exclusive or non-exclusive principal underwriter, distributor or marketing agent for any Series, and may enter into distribution agreements permitting issuance and sale of Shares directly, through selling agents, or pursuant to dealer arrangements.

(b) The Trustees may adopt and administer plans of distribution under Rule 12b-1 or any successor rule and may finance distribution-related expenses from Trust or Series assets to the extent permitted by law.

Section 3. Custodian.

(a) All portfolio securities and similar investments of the Trust and each Series shall be placed and maintained with a custodian meeting the requirements of Section 17(f) of the 1940 Act pursuant to a written contract approved by the Trustees.

(b) A custodian agreement may authorize the custodian to (i) hold, settle, deliver and receive assets; (ii) collect income; (iii) disburse cash; (iv) keep appropriate books and accounts; and (v) employ sub-custodians, including foreign sub-custodians, as permitted by applicable rules.

Section 4. Transfer Agency, Shareholder Services and Administration.

The Trustees may retain one or more transfer agents, index-receipt agents, administrators, fund accountants, shareholder-servicing agents, market-making agents or other service providers, and may allocate such functions among multiple parties on terms they find appropriate.

Section 5. Parties to Contracts with Service Providers.

No contract authorized by this Article shall be invalid or voidable because any Trustee, officer or Shareholder is an officer, director, partner, shareholder or affiliate of, or has another relationship with, the counter-party, provided that the contract is approved in accordance with the 1940 Act and other applicable law. Persons having such relationships may be counted for quorum and may vote on the approval of the contract.

Section 6. Modification, Amendment and Waiver.

(a) The Trustees may modify, amend, supplement, assign, novate, extend, waive or terminate any contract described in this Article without Shareholder approval except to the extent required by the 1940 Act.

(b) The enumeration of contracts in this Article VII does not limit the Trustees' authority to engage any other service providers or enter into additional agreements they deem advisable in furtherance of the Trust's purposes.

ARTICLE VIII - EXPENSES OF THE TRUST, SERIES AND CLASSES

Section 1. General Authority to Pay and Allocate Expenses.

(a) The Trustees may incur, pay or cause to be paid out of the assets or income of the Trust, or of any particular Series or Class, all expenses, fees, charges, taxes and liabilities that arise in connection with the organization, operation or management of the Trust or such Series or Class, and may decide what portion shall be paid from principal and what portion from income.

(b) Without limiting subsection (a), permissible expenses include interest, taxes, brokerage commissions, portfolio pricing services, custodian and transfer-agency charges, insurance premiums, compensation of Trustees, officers, employees and agents, legal and auditing fees, registration and filing fees, prospectus and report production and mailing costs, shareholder-meeting and proxy expenses, office supplies, data-processing, telecommunications, trade-association dues, and all extraordinary or non-recurring items such as litigation costs or indemnification payments.

(c) Expenses that are readily identifiable with a particular Series; or, if so designated by the Trustees, with a particular Class, shall be charged solely against the assets of that Series or Class. General Trust expenses may be allocated among Series or Classes in any fair and equitable manner determined by the Trustees, and each such allocation is conclusive and binding on all Shareholders.

(d) The Trustees shall have a first lien on the assets of each Series (or, where applicable, each Class) for the reimbursement of any expense, disbursement, loss or liability that has been properly charged to that Series or Class.

(e) The Trustees may, whenever they deem it equitable, require Shareholders (or Shareholders of a particular Series or Class) to pay directly, in advance or arrears, fees or charges attributable to their accounts; such amounts may be collected by (i) withholding declared but unpaid dividends or distributions; or (ii) redeeming or reducing the number of full or fractional Shares held in the relevant account to the extent necessary to satisfy the obligation.

(f) Nothing in this Article precludes the Trust from paying any expense directly, nor limits the Trustees' discretion to waive, reimburse or recoup expenses as permitted under the 1940 Act and applicable tax regulations.

ARTICLE IX - LIMITATION OF LIABILITY AND INDEMNIFICATION

Section 1. Limitation of Liability.

(a) All Persons contracting with, or asserting any claim against, the Trust or a particular Series must look solely to the assets of the Trust or that Series for satisfaction; no Trustee, officer, employee or Shareholder shall be personally liable therefor.

(b) To the fullest extent permitted by law, no Covered Person is liable to the Trust, any Series or any Shareholder for any act or omission, unless liability results from willful misfeasance, bad faith, gross negligence, or reckless disregard of duties.

(c) Every note, contract or other instrument may state that it is executed by a Trustee or officer in such capacity only and not individually and that no personal liability attaches; omission of such statement does not negate this Section.

(d) No amendment or repeal of this Section shall retroactively impair the protection afforded with respect to actions taken prior to the date of such amendment or repeal.

Section 2. Indemnification.

(a) The Trust shall indemnify each Covered Person against all liabilities and reasonable expenses incurred by reason of being or having been a Covered Person, and shall advance expenses prior to final disposition upon receipt of a customary undertaking to repay if indemnification is ultimately denied.

(b) No indemnification shall be provided where a Covered Person is finally adjudicated, or, in a settlement, determined, to have engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of duty.

(c) Indemnification rights are non-exclusive, may be insured against, and inure to the benefit of heirs and personal representatives.

(d) Any determination as to a Covered Person's entitlement to indemnification shall afford that person a rebuttable presumption that the applicable standard of conduct was met.

(e) Reasonable expenses incurred in a proceeding shall be advanced by the Trust or relevant Series upon execution of an undertaking; such advancement shall not be deemed a "loan."

(f) Liabilities and expenses subject to indemnification are joint and several obligations of the Trust and all Series, but may be allocated among Series or Classes in any fair and equitable manner determined by the Trustees.

(g) Repeal or modification of this Article applies only prospectively and shall not diminish any Covered Person's rights with respect to prior acts.

(h) Nothing herein prevents the Trust from granting indemnification or advancement rights by contract or otherwise, including in connection with a merger, acquisition or similar transaction.

Section 3. Indemnification of Shareholders.

If a Shareholder (or former Shareholder) is held personally liable solely by reason of holding Shares and not because of that Shareholder's acts or omissions, the Trust (or the affected Series) shall indemnify and hold such Shareholder harmless from all loss and expense and, upon request, assume the defence and satisfy any judgment out of Trust Property or the assets belonging to the relevant Series.

ARTICLE X - MISCELLANEOUS

Section 1. Statutory Trust; No Partnership.

(a) This Declaration creates a Delaware statutory trust and nothing herein shall be construed to form a partnership, joint venture, corporation or any similar association.

(b) No Trustee, officer or Shareholder may bind any other Trustee, officer or Shareholder personally, and Shareholders shall not be deemed partners with the Trustees or with one another.

Section 2. Trustee Action; Expert Advice; No Bond or Surety.

(a) Actions, decisions or omissions of the Trustees taken in good faith and with the care that an ordinarily prudent person in a like position would exercise under similar circumstances are binding on the Trust, its Series and all parties in interest. A Trustee is personally liable only for the consequences of the Trustee's own willful misconduct, bad faith or gross negligence.

(b) In discharging their duties the Trustees may rely in good-faith on the Trust's books and records and on information, reports, statements or opinions of officers, employees, counsel, accountants or other advisers chosen with reasonable care; such reliance conclusively evidences due care.

(c) No Trustee shall be required to furnish a bond, surety or other security in connection with service as a Trustee.

Section 3. Insurance.

The Trustees may purchase and maintain, with Trust or Series assets, insurance covering any liability or expense of the Trust or of a Covered Person arising out of that Person's service to or on behalf of the Trust, to the fullest extent permitted by law.

Section 4. Termination, Reorganization or Conversion of the Trust or Any Series.

(a) The Trust and each Series shall exist perpetually unless the Trustees determine otherwise.

(b) Without Shareholder approval, the Trustees may: (i) sell or liquidate all or substantially all assets of the Trust, a Series or Class; (ii) merge, consolidate or combine the Trust or any Series or Class with or into another entity; (iii) reorganize the Trust or any Series under any other form or jurisdiction; (iv) exchange or convert Shares into interests of another investment company or entity; or (v) take any other action they deem appropriate to wind up, reorganize, merge or convert the Trust, a Series or a Class.

(c) Upon deciding to dissolve the Trust or any Series, the Trustees shall give reasonable notice to affected Shareholders and, after paying or making reasonable provision for liabilities, distribute the remaining assets in cash or in kind.

Section 5. Amendments.

(a) The Trustees may amend, supplement or restate this Declaration at any time without Shareholder approval except where the 1940 Act requires a Shareholder vote.

(b) No amendment may retroactively curtail the exculpation, indemnification or insurance rights of any Person with respect to acts or omissions that occurred before the amendment became effective.

Section 6. Records; Headings; Counterparts.

(a) The original or a certified copy of this Declaration and every amendment shall be kept at the Trust's principal office and made available for inspection as required by law.

(b) Headings are for convenience only and shall not affect interpretation.

(c) This Declaration may be executed in any number of counterparts, each deemed an original.

Section 7. Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial.

(a) This Declaration and all internal affairs of the Trust and its Series are governed by the laws of the State of Delaware, without regard to Delaware conflict-of-laws principles.

(b) Any civil action or proceeding arising out of or relating to the Trust, a Series, this Declaration or the rights of Shareholders shall be brought exclusively in the Court of Chancery of the State of Delaware (or, if that court lacks subject-matter jurisdiction, another state or federal court located in Delaware). Each Shareholder, Trustee, officer and other person dealing with the Trust irrevocably submits to the personal jurisdiction of, and waives any objection to venue in, those courts.

(c) To the fullest extent permitted by law, each such person knowingly, voluntarily and irrevocably waives the right to trial by jury in any proceeding covered by paragraph (b).

Section 8. Fiscal Year.

The fiscal year of the Trust and each Series shall be fixed, and may be changed, by resolution of the Trustees.

Section 9. Severability.

Any provision held inconsistent with the Delaware Act, the 1940 Act or other applicable law shall be deemed never to have constituted a part of this Declaration, and the remaining provisions shall continue in full force and effect.

Section 10. Interpretation.

Unless the context otherwise requires, the singular includes the plural and pronouns include all genders; references such as "herein" and "hereof" refer to this Declaration as amended from time to time.

Section 11. Reliance by Third Parties.

No person who deals with the Trust, any Series or the Trustees shall be obligated to look behind any act of the Trustees or to inquire into the validity or propriety of that act. The receipt or acquittance of the Trustees or of any officer authorized by the Trustees shall constitute a full discharge to such person for all money or property transferred to the Trustees or on their order.

IN WITNESS WHEREOF, the undersigned, being the sole initial Trustee of Corgi ETF Trust I, has executed this Agreement and Declaration of Trust as of the date first written above.

/s/ Henry B. Margulies

Henry B. Margulies, as Initial Trustee and not individually

Schedule A - Initial Series and Classes

The following Series and their sole Class of Shares are hereby established as of the date first written above.

1. Founder-Led ETF: Class A "ETF Shares" (Ticker FDRS); non-diversified, open-end ETF Series.

2. Founder-Led 2x Daily ETF: Class A "ETF Shares" (Ticker FDRX); non-diversified, leveraged ETF Series.

Each Class listed above represents an undivided beneficial interest in the corresponding Series' assets and carries identical rights, preferences and limitations except as expressly set forth in Article IV of this Declaration.